UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                               SANDISK CORPORATION
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, $.001 par value
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   80004C101
- --------------------------------------------------------------------------------
                                 (CUSIP Number)


                 GEORGE H. HOWARD, III, DILLON, READ & CO. INC.,
              535 MADISON AVENUE, NEW YORK, NY 10022 (212) 906-7324
- --------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                 May 22, 1996
- --------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |X|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 15 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 80004C101                     Page     2      of    15     Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- ----------------------------------------------------------------- --------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Holding Inc.
          I.R.S. No. 13-3634771
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,084,548
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,084,548
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Holding Inc. disclaims beneficial ownership of 1,084,548 shares attributed to it through its ownership of Dillon, Read Inc.
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.9%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 2 of 15 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 80004C101                     Page     3      of    15     Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Inc.
          I.R.S. No. 13-3404336
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,084,548
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,084,548
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Inc. disclaims beneficial ownership of 1,084,548 shares attributed to it through its ownership of Dillon, Read and Co. Inc.
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.9%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 3 of 15 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 80004C101                     Page     4      of    15     Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read & Co. Inc.
          I.R.S. No. 13-1939216
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,084,548
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,084,548
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          The reporting person reports 1,084,548 shares held for managed accounts and the reporting person disclaims beneficial ownership in such shares.
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.9%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          BD
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 4 of 15 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 80004C101                     Page     5      of     15    Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners II, L.P.
          I.R.S. No. 13-3421365
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                             |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        841,600
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       841,600
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          841,600
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.8%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 5 of 15 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 80004C101                     Page     6      of    15     Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners Japan Limited
          I.R.S. No. 22-3012759
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of the Bahamas
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        153,273
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       153,273
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          153,273
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .7%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          CO
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 6 of 15 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 80004C101                     Page     7      of    15     Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners II, L.P.
          I.R.S. No. 13-3398213
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        19,601
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       19,601
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          19,601
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .09%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 7 of 15 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 80004C101                     Page     8      of     15    Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners III, L.P.
          I.R.S. No. 13-3577723
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        8,485
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       8,485
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,485
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .04%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 8 of 15 Pages

          This Amendment No. 1 amends the Statement on
Schedule 13D with respect to the common stock (the "Common
Stock") of SanDisk Corporation, previously filed on May 29,
1996, by the Reporting Persons named therein (the
"Schedule 13D"). Capitalized terms used herein without defini-tion shall have the meanings given to such terms in the
Schedule 13D.

Item 3.  Source and Amount of Funds or Other Consideration

          Item 3 is amended by adding the following:

          (a) As of May 22, 1996, Dillon Read's market-making account was long 88 shares of Common Stock.

Item 5.  Interests in Securities of the Issuer

          Item 5 is amended by adding the following:

          (a) By reason of their relationship with Dillon Read (see Item 2 of Schedule 13D), as of May 22, 1996, DR Holding and DRI may be deemed pursuant to Rule 13d-3 under the Act ("Rule 13d-3") to beneficially own 1,084,548 shares of Common Stock, representing 4.9% of the outstanding shares of Common Stock reported by the Company to be outstanding at March 31, 1996 (the "Outstanding Shares"). DR Holding and DRI disclaim beneficial ownership of all shares of Common Stock held by Dillon Read and the Funds.

          By reason of Dillon Read's relationship with the Funds (see Item 2 of Schedule 13D), as of May 22, 1996, Dillon Read may be deemed pursuant to Rule 13d-3 to beneficially own 1,084,548 shares of Common Stock (including the 61,589 Agency Shares held by Dillon Read as agent for the persons listed on Exhibit E to the Schedule 13D), representing 4.9% of the Out-standing Shares.

          As of May 22, 1996, Concord II beneficially owns 841,600 shares of Common Stock, representing 3.8% of the Out-standing Shares. Concord Japan beneficially owns 153,273 shares of Common Stock, representing .7% of the Outstanding Shares. Lexington II beneficially owns 19,601 shares of Common Stock, representing .09% of the Outstanding Shares. Lexington III beneficially owns 8,485 shares of Common Stock, represent-ing .04% of the Outstanding Shares.

            In addition, as of May 22, 1996, the individuals named in Exhibit E to the Schedule 13D may be deemed to benefi-cially own the 61,589 Agency Shares, representing .28% of the Outstanding Shares; however, pursuant to powers of attorney executed by each such individual in favor of Dillon Read, Dillon Read has been granted sole voting power and sole invest-ment power with respect to the Agency Shares. Accordingly, each such person disclaims beneficial ownership of the Agency Shares held by Dillon Read for his economic benefit. The name of each such person and the number of Agency Shares and other shares of Common Stock and the percentage of the Outstanding Shares as to which each such person disclaims or affirms bene-ficial ownership are set forth in Exhibit E to the
Schedule 13D.

            Except as set forth herein, to the best knowledge of the Reporting Persons, none of the other persons identified in this filing currently owns, or has any right to acquire, any shares of the Common Stock.

            (b) As noted in Item 5(a), Dillon Read has the vot-ing power and investment power with respect to the shares of Common Stock reported in this Statement as being beneficially owned by the Funds, and with respect to the Agency Shares. By reason of their relationship with one another, Dillon Read, DRI and DR Holding may be deemed to share voting and dispositive powers as to all of the shares of Common Stock reported in Item 5(a) that Dillon Read may be deemed to beneficially own; how-ever, as noted above, DR Holding and DRI disclaim beneficial ownership of such shares.

            (c) On the dates listed below, one of the Funds sold the following shares of Common Stock:

                                    Trade                     Net Price
                                    Date        Quantity      Per Share
                                    --------    --------      ---------
Concord Partners Japan Limited      05/21/96      5,000        15.375
                                    05/21/96     10,000        16.000
                                    05/21/96      5,000        15.675
                                    05/22/96     18,000        16.000

All such transactions were carried out in the open market.

            (e) As a result of the transactions described herein, on May 22, 1996, none of the Reporting Persons is the beneficial owner of more than five percent (5%) of the Common
Stock.

Item 7.  Material to be Filed as Exhibits

      Exhibit K     -  Joint Filing Agreement Pursuant to Rule
                        13d-1(f).*




































_________________________
*     Replace Exhibit G filed with the Schedule 13D.

                          SIGNATURES


          The undersigned certify that, after reasonable inquiry and to the best of their respective knowledge and belief, the information set forth in the Schedule 13D is true, complete and correct.


                               DILLON, READ HOLDING INC.


                               By: /s/ David W. Niemiec
                                   ____________________________
                                   Name:   David W. Niemiec
                                   Title:  Vice Chairman


                               DILLON, READ INC.


                               By: /s/ David W. Niemiec
                                   ____________________________
                                   Name:   David W. Niemiec
                                   Title:  Secretary


                               DILLON, READ & CO. INC.


                               By: /s/ David W. Niemiec
                                   ____________________________
                                   Name:   David W. Niemiec
                                   Title:  Vice Chairman


                               CONCORD PARTNERS II, L.P.

                               By: Venture Associates II, L.P.,
                                   its General Partner

                               By: Dillon, Read Inc.,
                                   its General Partner


                               By: /s/ Peter A. Leidel
                                   ____________________________
                                   Attorney-in-Fact

                                     CONCORD PARTNERS JAPAN LIMITED


                                     By: /s/ Peter A. Leidel
                                        ____________________________
                                         Attorney-in-Fact


                                     LEXINGTON PARTNERS II, L.P.

                                     By: Dillon, Read & Co. Inc.,
                                         its General Partner


                                     By: /s/ David W. Niemiec
                                        ____________________________
                                         Managing Director


                                     LEXINGTON PARTNERS III, L.P.

                                     By: Dillon, Read & Co. Inc.,
                                         its General Partner


                                     By: /s/ David W. Niemiec
                                        ____________________________
                                         Managing Director


Dated: June 5, 1996

                         SCHEDULE 13D

                           EXHIBIT K


                    Joint Filing Agreement
                   Pursuant to Rule 13d-1(f)


          The undersigned hereby agree, pursuant to Rule
13d-1(f) under the Securities Exchange Act of 1934, as amended, that the annexed Statement on Schedule 13D and all amendments thereto shall be filed on behalf of each of them.


                               DILLON, READ HOLDING INC.


                               By: /s/ David W. Niemiec
                                   ____________________________
                                   Name:   David W. Niemiec
                                   Title:  Vice Chairman


                               DILLON, READ INC.


                               By: /s/ David W. Niemiec
                                   ____________________________
                                   Name:   David W. Niemiec
                                   Title:  Secretary


                               DILLON, READ & CO. INC.


                               By: /s/ David W. Niemiec
                                   ____________________________
                                   Name:   David W. Niemiec
                                   Title:  Vice Chairman


                               CONCORD PARTNERS II, L.P.

                               By: Venture Associates II, L.P.,
                                   its General Partner

                               By: Dillon, Read Inc.,
                                   its General Partner


                               By: /s/ Peter A. Leidel
                                   ____________________________
                                   Attorney-in-Fact

                                     CONCORD PARTNERS JAPAN LIMITED


                                     By: /s/ Peter A. Leidel
                                        ____________________________
                                         Attorney-in-Fact


                                     LEXINGTON PARTNERS II, L.P.

                                     By: Dillon, Read & Co. Inc.,
                                         its General Partner


                                     By: /s/ David W. Niemiec
                                        ____________________________
                                         Managing Director


                                     LEXINGTON PARTNERS III, L.P.

                                     By: Dillon, Read & Co. Inc.,
                                         its General Partner


                                     By: /s/ David W. Niemiec
                                        ____________________________
                                         Managing Director


Dated: June 5, 1996